Exhibit (e)(2)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

DISTRIBUTION AND SERVICES AGREEMENT

CLASS S SHARES

SCHEDULE A

PORTFOLIOS

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Real Estate Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024